UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Retractable Technologies, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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RETRACTABLE TECHNOLOGIES, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON SEPTEMBER 9, 2016

To the Shareholders of Retractable Technologies, Inc.:

You are cordially invited to attend Retractable Technologies, Inc.’s 2016 Annual Meeting of shareholders.  The Annual Meeting will be held at 10:00 a.m. Central time on September 9, 2016 at the Little Elm Town Hall located at 100 West Eldorado Parkway, Little Elm, Texas 75068.

Further information regarding the Annual Meeting is set forth in the attached Proxy Statement, which was first delivered to security holders on July 29, 2016.

At this year’s Annual Meeting, you will be asked to vote on the election of three Class 2 Directors.  You will also be asked for an advisory vote to approve executive compensation.

We hope you will be able to attend the Annual Meeting, but if you cannot do so, it is important that your shares be represented.  We urge you to read the Proxy Statement carefully and to vote in accordance with the Board of Directors’ recommendations by telephone or Internet, or by signing, dating, and returning the enclosed proxy card in the postage-paid envelope provided, whether or not you plan to attend the Annual Meeting.

Thank you for your continued support.

Sincerely,

THOMAS J. SHAW CHAIRMAN, PRESIDENT, AND CHIEF EXECUTIVE OFFICER

RETRACTABLE TECHNOLOGIES, INC.

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON SEPTEMBER 9, 2016

Retractable Technologies, Inc.

511 Lobo Lane

Little Elm, TX 75068-5295

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

SEPTEMBER 9, 2016

The Board of Directors of Retractable Technologies, Inc. solicits the enclosed proxy for the Annual Meeting to be held at the Little Elm Town Hall located at 100 West Eldorado Parkway, Little Elm, Texas 75068 on the 9th day of September, 2016 at 10:00 a.m. Central time and for any adjournment thereof.

A Notice of Internet Availability of Proxy Materials and other appropriate proxy materials (to those requesting paper copies) were mailed to shareholders on July 29, 2016.

What is the purpose of the Annual Meeting?

The Board of Directors is asking you to vote on the election of three Class 2 Directors and is seeking an advisory vote to approve executive compensation.

VOTING INFORMATION

How do I vote?

You may vote your shares in any of the following four ways:

Vote in Person

At the meeting, you may deliver your ballot to the Inspector of Elections.  To obtain directions, please call the Company at (888) 806-2626.

Vote by Internet

To vote now by internet, go to www.proxyvote.com.  Have your 16-digit control number available and follow the instructions.

Vote by Mail

You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

Vote by Phone

You can vote by phone by calling 1-800-690-6903.  Have your 16-digit control number available and follow the instructions.

Your 16-digit control number is located in a box with an arrow pointing to it on the enclosed proxy card or the Notice of Internet Availability of Proxy Materials.  If you received more than one Notice or proxy card, this means you, or persons with whom you share an address, have more than one account.  If you do not plan to vote in person, we encourage you to vote using all your proxy cards and/or control numbers.

Who may vote?

All shareholders of record of Common Stock on July 11, 2016, the record date, are entitled to vote.

May I change my vote?

You may change your vote even after you have submitted your proxy by (1) voting again by Internet or telephone; (2) sending a written statement revoking your proxy to the Secretary of the Company; (3) submitting a properly signed proxy with a later date; or (4) voting in person at the Annual Meeting.

How does the Board recommend I vote?

The Board of Directors recommends that you vote as follows:

•                 “For All” in the election of Class 2 Directors; and

•                 “For” the proposal regarding an advisory vote to approve executive compensation.

If appointed by you, the proxy holders will vote your shares as you direct with regard to the matters described in this Proxy Statement.  In the absence of your direction, they will vote your shares as recommended by the Board of Directors.  Unless you indicate otherwise, the proxy holders are also authorized to vote your shares on any matters that are not known by the Board of Directors as of the date of this Proxy Statement and that may be properly presented for action at the Annual Meeting.

What if I do not provide voting instructions to my broker?

If you are a beneficial owner and do not provide voting instructions to your broker, your broker will not be permitted to vote on your behalf for the election of directors.  For your vote to be counted, you need to communicate your voting decisions to your broker, bank, or other financial institution as soon as possible before September 9, 2016.

How many votes are required?

For the election of Directors, a plurality is required for the election of each nominee.  The advisory vote to approve executive compensation requires a majority of votes cast to be approved.  This proposal is advisory in nature and is not binding on the Company.

What constitutes a quorum?

The presence, in person or by proxy, of the holders of a majority of all the outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting.  Each share of Common Stock entitles the holder to one (1) vote per share.  On July 11, 2016, there were 29,649,874 outstanding shares of Common Stock.

Abstentions will be considered present for purposes of calculating the vote but will not be considered to have been voted in favor of the matters voted upon, and broker non-votes will not be considered present for purposes of calculating the votes.

Are there any special attendance requirements for attending the meeting in person?

If you are a record owner of Common Stock or a beneficial owner of Common Stock with a “legal proxy,” there are no special attendance requirements to attend the meeting in person.  If you are a beneficial owner of Common Stock, you may contact your broker or other person holding your shares to request a “legal proxy.”

Who pays the expenses incurred in connection with the solicitation of proxies?

The Company will pay the cost of soliciting proxies.  In addition to the use of the U.S. mail, proxies may be solicited by the Directors, Officers, and employees of the Company without additional compensation, by personal interview, telephone, or other means of electronic communication.  Arrangements also may be made with brokerage firms and other custodians, dealers, banks, and trustees, or their nominees who hold the voting securities of record, for sending proxy materials to beneficial owners.  Upon request, the Company will reimburse the brokers, custodians, dealers, banks, or their nominees for their reasonable out-of-pocket expenses.

Who may I contact with questions?

Shareholders with questions (including regarding directions) are encouraged to contact the Company’s Chief Financial Officer, Mr. Douglas W. Cowan, at 511 Lobo Lane, Little Elm, Texas 75068, or by telephone at (888) 806-2626.

PROPOSAL 1

THE ELECTION OF THREE CLASS 2 DIRECTORS

The Board of Directors has determined that the Board shall be comprised of five members.  The five members are divided into two classes currently consisting of two Class 1 members and three Class 2 members.  The Board of Directors has nominated Thomas J. Shaw, Douglas W. Cowan, and Walter O. Bigby, Jr. to serve as Class 2 Directors.  All such nominees currently serve as Class 2 Directors.  Generally, Directors serve for two year terms.  If the nominees are elected, the Class 2 Director nominees will hold office until the 2018 annual meeting, when their respective successors are elected and qualified, or upon their earlier retirement, resignation, or removal.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR ALL” IN THE ELECTION OF CLASS 2 DIRECTORS.

The biographies below describe the qualifications, experience, attributes, and skills that led the Board to determine that it is appropriate for each person to continue to serve as a Director.

THOMAS J. SHAW

Nominee for Class 2 Director

Founder, Chairman of the Board, President, Chief Executive Officer, and Class 2 Director

Director since our inception

Age 65

Thomas J. Shaw, our Founder, has served as Chairman of the Board, President, Chief Executive Officer, and Director since our inception.  We believe it is appropriate for Mr. Shaw to continue to serve as a Director and as the Chairman of the Board because of his deep knowledge of the strengths and weaknesses of our products (as their primary inventor) and of the Company (as its Founder).  Further, his strategic knowledge of the Company and its competitive environment arising from his ongoing services as its CEO is vital to the successful supervision of the Company by the Board of Directors.  Finally, Mr. Shaw’s educational background in both Engineering and Accounting is helpful to Board deliberations.  In addition to his duties overseeing our Management, he continues to lead our design team in product development of other medical safety devices that utilize, among other things, his unique patented friction ring technology.  Mr. Shaw has extensive experience in industrial product design and has developed several solutions to complicated mechanical engineering challenges.

DOUGLAS W. COWAN

Nominee for Class 2 Director

Vice President, Chief Financial Officer, Treasurer, Principal Accounting Officer, and Class 2 Director

Director since 1999

Age 73

Douglas W. Cowan is a Vice President and our Chief Financial Officer, Treasurer, Principal Accounting Officer, and a Director.  Mr. Cowan joined us as Chief Financial Officer and was elected to the Board of Directors in 1999.  We believe it is appropriate Mr. Cowan continue to serve as a Director due to his level of involvement in the financial state of the Company (as its CFO) as well as his lead role in supervising all internal control and disclosure control procedures and statements.  He also serves as the primary contact for investors which enables him to bring their concerns to the Board on appropriate topics as they arise.  His expertise as a CPA and experience as the Company’s CFO allow him to guide the Board, upon request, with regard to financial matters.  He is responsible for our financial, accounting, investor relations, information technology, risk management, and forecasting functions.

MARCO LATERZA

Class 1 Director

Director since 2005

Age 68

Marco Laterza joined us as a Director effective as of March 22, 2005.  We believe it is appropriate Mr. Laterza continue to serve as a Director because of his skills as a CPA as well as his decades of experience in advising individuals and entities with regard to corporate planning and financial issues.  Such skills and experience provide a valuable contribution in his role as the designated financial expert on the Audit Committee as well as provide valuable independent accounting advice to the Board.  Since 2015, Mr. Laterza has owned and operated an accounting practice and income tax consulting practice.  From 1988 through 2014, Mr. Laterza owned and operated a public accounting practice.  His practice included corporate, partnership and individual taxation, compilation/review of financial statements, financial planning, business consulting, and trusts and estates.  Formerly, Mr. Laterza was employed in a number of positions from 1977 to 1985 with El Paso Natural Gas Company eventually serving as its Director of Accounting.

AMY MACK

Class 1 Director

Director since 2007

Age 48

Amy Mack joined us as a Director on November 19, 2007.  We believe it is appropriate that Ms. Mack continue as a Board member due both to her experience as a nurse (the primary retail user of our products) as well as her experience in running her own company.  Since April of 2000, she has been the Secretary of EmergiStaff & Associates, a nursing agency, and she served as the Chief Nursing Officer of EmergiStaff & Associates from 2000 to 2010.  From 2003 to 2010, she was the owner and Aesthetics Nurse Specialist for Spa O2 & Medical Aesthetics.  Ms. Mack has served as an emergency room nurse in various emergency rooms throughout her career as a nurse.  Currently, Ms. Mack is the administrator of a free-standing emergency room.

WALTER O. BIGBY, JR.

Nominee for Class 2 Director

Class 2 Director

Director since 2012

Age 51

Walter O. Bigby, Jr. has served on our Board of Directors since July 2012.  We believe it is appropriate for Mr. Bigby to continue to serve as a Director due to his experience in owning and operating healthcare-related businesses.  Mr. Bigby’s experience includes ownership of several small businesses, including hospitals, nursing homes, commercial real estate, and office equipment providers.  Mr. Bigby has owned and operated Bastrop Rehabilitation Hospital, a rehabilitation hospital in Louisiana, since 2001.  He is currently a minority interest owner in a nursing home in Louisiana.  In 1995, Mr. Bigby sold his home health agency to Columbia HCA and remained a contract employee of the company (Hayden Health, Inc.) for three years developing other home health markets.  Mr. Bigby has over a decade of experience operating healthcare businesses heavily regulated by Federal agencies and has experience with Medicare and Medicaid.

Information regarding our non-Director executive officers is as follows:

Name	Title	Age
Russell B. Kuhlman	Vice President, Sales Development	62
Michele M. Larios	Vice President, General Counsel, and Secretary	50

All of the above-named executives have served in the indicated positions for at least the past five years.

Family Relationships

There are no family relationships among the above persons.

Directorships in Other Public Companies

No Directors hold Directorships in other reporting companies.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our Directors, executive officers, and persons who own more than 10% of a registered class of our equity securities to file with the U.S. Securities and Exchange Commission

(“SEC”) initial reports of beneficial ownership (Form 3) and reports of changes in beneficial ownership (Forms 4 and 5) of our Common Stock and our other equity securities.  Officers, Directors, and greater than 10% shareholders are required by the SEC’s regulations to furnish us with copies of all Section 16(a) reports they file.  Based on our review of the forms submitted to us during and with respect to our most recent fiscal year, all of our Directors, executive officers, and 10% shareholders filed all reports timely.

CORPORATE GOVERNANCE

The Board of Directors has the responsibility for establishing corporate policies and for our overall performance, although it is not involved in day-to-day operations.  Currently, a majority (three of five) of the Directors serving on our Board of Directors are independent Directors as defined in Section 803 of the Company Guide of the NYSE MKT LLC (“NYSE MKT”) (formerly the NYSE Amex or American Stock Exchange).  Our current independent Directors are Marco Laterza, Amy Mack, and Walter O. Bigby, Jr.  For the period between February 2, 2015 and May 29, 2015, the Company elected to use the exception in Section 801(h) of the NYSE MKT Company Guide allowing 50% of the Directors (rather than a majority) to be independent.  Since February 2, 2015, the Company has relied on a provision of Section 801(h) allowing the Audit Committee to consist of only two members.  Section 801(h) is applicable to the Company because it is a Smaller Reporting Company.

BOARD OF DIRECTORS

The Board of Directors meets quarterly throughout the year to review significant developments affecting the Company and to act upon matters requiring its approval.  It also holds special meetings as required from time to time when important matters arise requiring Board action between scheduled meetings.  During the last fiscal year, the Board of Directors met five times.  No incumbent director attended fewer than 75% of the aggregate of meetings of the Board of Directors and the Committees on which he or she served in 2015.  The Board of Directors has established standing Audit, Compensation and Benefits, and Nominating Committees.  Each Committee has a written charter, which is available on our website, www.vanishpoint.com.

We have a policy encouraging Board members’ attendance at Annual Meetings.  All members of the Board attended the 2015 Annual Meeting.

BOARD LEADERSHIP STRUCTURE AND ROLE IN RISK OVERSIGHT

The Company’s leadership structure combines the roles of the Chairman of the Board (“Chairman”) and Chief Executive Officer (“CEO”).  We believe it is in the shareholders’ best interests for Thomas J. Shaw to serve in this dual role as CEO and Chairman.  This structure fosters an important unity of leadership between the Board and the Company and enables the Board to organize its functions and conduct its business in the most efficient and effective manner.  As founder of the Company and primary inventor of our products, Thomas J. Shaw has a unique understanding of our operations and the anticompetitive environment in which we operate, which understanding is necessary to perform the dual role of CEO and Chairman.

We have no lead independent director due to the relatively small size of the Board and due to the fact that the independent directors currently carry out their responsibilities effectively.

The primary responsibility for the identification, assessment, and management of the various risks that we face belongs with Management.  The Board oversees these risks.  For instance, at every meeting, the Board reviews the principal factors influencing our operating results, including the competitive environment and ongoing litigation, and discusses with our executive officers the major events, activities, and changes affecting the Company.  The oversight of risks also occurs at the committee level.  For instance, pursuant to its charter, the Audit Committee is charged with reviewing and discussing financial risk exposures with Management and the measures Management has taken to monitor and control such exposures.  Our Chairman, because of his dual role as CEO, is able to ensure that risks facing the Company are appropriately brought to the Board and/or its committees for their review.

AUDIT COMMITTEE

We have a separately designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act.  The Audit Committee represents and assists the Board of Directors in discharging its responsibilities relating to the accounting, reporting, and financial practices and legal compliance of the Company.  The Audit Committee has general responsibility for oversight of the accounting and financial processes of the Company, including oversight of: (1) the integrity of the Company’s financial statements and its financial reporting and disclosure practices, (2) the Company’s compliance with legal and regulatory requirements, and (3) the qualification and independence of the Company’s auditors and the performance of the annual audit and interim reviews of the Company’s financial statements by the independent auditors.  The Audit Committee also provides an open avenue of communication among the independent auditors, financial and senior management, and the Board of Directors.  The Audit Committee met a total of seven times in 2015.  The members of the Audit Committee are independent as defined by the listing standards of the NYSE MKT.  The Audit Committee currently consists of Marco Laterza and Walter O. Bigby, Jr.  Marco Laterza currently serves as its designated Audit Committee Financial Expert.

Audit Committee Report

The Audit Committee reviewed and discussed the audited financial statements with Management.  The Audit Committee discussed with the independent auditors, which was CF & Co., LLP (“CF & Co.”) at the relevant time, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.  The Audit Committee received the written disclosures and the letter from CF & Co. required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and discussed with the independent accountant the independent accountant’s independence.  Based on the review and discussions with CF & Co., the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s annual report on Form 10-K for the year ended 2015 for filing with the SEC.

MARCO LATERZA
WALTER O. BIGBY, JR.

The Audit Committee engaged Moss Adams LLP to serve as the Company’s independent registered public accounting firm effective June 30, 2016, as discussed in the ACCOUNTING MATTERS section herein.

NOMINATING COMMITTEE

The Nominating Committee assists the Board of Directors by identifying qualified candidates for Director positions, recommending Director nominees for the annual meetings, recommending candidates for election by the Board of Directors to fill vacancies on the Board, and recommending Director nominees for Committees upon request of the Board.  The Nominating Committee met one time in 2015.  The Nominating Committee currently consists of Marco Laterza, Amy Mack, and Walter O. Bigby, Jr.  All members of our Nominating Committee are independent as defined by the NYSE MKT’s listing standards.

Director Nomination Policies

It is the policy of the Nominating Committee to consider all bona fide candidates recommended by shareholders for nomination for election to the Board.  The Committee considers such candidates using the same screening criteria as are applied to all other potential nominees for election, provided that the shareholder nominations are submitted in a timely and complete manner.

Nominees properly submitted by any shareholder will be considered for recommendation by the Nominating Committee to the Board of Directors and for recommendation by the Board to the shareholders in our Proxy Statement. The procedure to be followed by shareholders in submitting such recommendations for the next Annual Meeting is set forth in detail herein in the section entitled “DIRECTOR NOMINATIONS TO BE CONSIDERED BY THE BOARD IN 2017.”

We establish, through our Nominating Committee, selection criteria that identifies desirable skills and experience for prospective Board members, including those properly nominated by shareholders.  The Nominating Committee has no formal policy with regard to the consideration of diversity in identifying nominees for director.  The Nominating Committee and Board broadly define diversity to include diversity of professional experience and viewpoint, as well as diversity of race, gender, nationality, and ethnicity.  The Board, with the assistance of the Nominating Committee, selects potential new Board members using the criteria and priorities established from time to time based upon the needs of the Company.  The composition, skills, and needs of the Board change over time and will be considered in establishing the desirable profile of candidates for any specific opening on the Board of Directors.

At a minimum, recommended nominees by the Nominating Committee for service on the Board must be well regarded and experienced participants in their field(s) of specialty, familiar at the time of their appointment with our business, willing to devote the time and attention necessary to deepen and refine their understanding of the Company and the issues facing it, and must have an understanding of the demands and responsibilities of service on a public company board of directors.  The Nominating Committee will also consider such qualities as independence from the Company.  Each nominee will be considered both on his or her individual merits and in relation to existing or other potential members of the Board, with a view to establishing a well-rounded, diverse, knowledgeable, and experienced Board.

The Nominating Committee considers nominees recommended by Board members, Management, and the shareholders.  It is further empowered, when necessary in its judgment, to retain and compensate third party search firms to assist in identifying or evaluating potential nominees.

The Class 2 Director nominees herein were recommended by the Nominating Committee and unanimously approved by the Board of Directors.

COMPENSATION AND BENEFITS COMMITTEE

The Compensation and Benefits Committee has authority over the following responsibilities: discharging the Board of Directors’ responsibilities relating to the compensation of our executive officers and Directors; preparing, if necessary, an annual report on compensation and such other reports that may be required; and administering our equity and other incentive compensation plans.  Changes in the amount and/or form of compensation to executive officers are not generally pursued unless first proposed by Management.  The committee’s authority may not be delegated except back to the full Board of Directors.  The Company has not retained a compensation consultant since 2003.

The Compensation and Benefits Committee met two times during 2015.  The Compensation and Benefits Committee currently consists of Marco Laterza, Amy Mack, and Walter O. Bigby, Jr.  All members of our Compensation and Benefits Committee are independent as defined by the NYSE MKT listing standards.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

The Board of Directors has established a Disclosure Representative Policy and a standing Disclosure Representative position.  It is our policy that the Disclosure Representative serves as the primary contact for shareholders and others desiring to communicate directly with the Board of Directors.  It is further our policy that all communications addressed to the Board of Directors or the Disclosure Representative are sent to all Board members.  The current Disclosure Representative is Mr. Marco Laterza.  Communications intended for the Board of Directors should be in writing, addressed to the attention of the “Disclosure Representative” or Mr. Marco Laterza, and sent to 511 Lobo Lane, Little Elm, Texas 75068-5295.

Periodically, shareholders contact our Chief Financial Officer, Mr. Douglas Cowan, who responds to questions individually unless the question is directed to the full Board of Directors or the Disclosure Representative.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information regarding the beneficial ownership of our capital stock as of July 11, 2016, for each person known by us to own beneficially 5% or more of the voting capital stock.  Except pursuant to applicable community property laws, each shareholder identified in the table possesses sole voting and investment power with respect to his or her shares, except as noted below.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (1)
Common Stock
	Thomas J. Shaw(2) 511 Lobo Lane Little Elm, TX 75068	13,635,642	46.0%

	Suzanne M. August(3) 340 North Julia Circle St. Pete Beach, FL 33706	3,800,000	12.8%

	Lloyd I. Miller, III(4) 222 Lakeview Avenue Suite 160-365 West Palm Beach, FL 33401	2,355,824	8.0%

	Lillian E. Salerno(5) 777 7th Avenue Unit 308 Washington DC 20001	1,746,000	5.9%

(1)           The Percent of Class is calculated for the Common Stock class by dividing each beneficial owner’s Amount of Beneficial Ownership, as shown in the table above, by the sum of the total outstanding Common Stock (29,649,874 shares) plus that beneficial owner’s stock equivalents (options), if any.

(2)           1,770,000 of the shares are owned by the August 2010 Family Trust (see footnote 3) but are controlled by Mr. Shaw pursuant to a Voting Agreement.  These shares are permanently controlled by Mr. Shaw until such time as they are sold by the August 2010 Family Trust.  These shares are included in the share amounts and percentages for both Mr. Shaw and Ms. August in the above table.  Mr. Shaw has investment power over 1,000,000 shares of Common Stock as Trustee pursuant to trust agreements for the benefit of family members.  Ms. August has voting control over such 1,000,000 shares as Special Trustee (see footnote 3).  These shares are included in the share amounts and percentages for both Mr. Shaw and Ms. August in the above table.

(3)           1,770,000 shares of these shares are controlled by Mr. Thomas J. Shaw pursuant to a Voting Agreement and are held by the August 2010 Family Trust, for which Ms. August serves as Trustee.  These shares are included in the share amounts and percentages for both Mr. Shaw and Ms. August in the above table.  Ms. August has voting control over 1,000,000 shares of Common Stock as Special Trustee pursuant to trust agreements for the benefit of family members.  Mr. Shaw has investment power over such 1,000,000 shares as Trustee.  These shares are included in the share amounts and percentages for both Mr. Shaw and Ms. August in the above table.  Ms. August has investment power over 1,000,000 shares held by the August Gifting Trust.  Ms. August’s and Mr. Shaw’s family members have voting control over these shares.

(4)           The number of shares held by this person was obtained from a Schedule 13G filed on February 3, 2016.  Pursuant to the Schedule 13G, Lloyd I. Miller, III has sole voting and dispositive power for 2,335,624 of the shares and shared voting and dispositive power for 20,200 of the shares.

(5)           25,000 shares identified as Common Stock are shares which are obtainable by the exercise of a stock option.  500,000 shares identified as Common Stock are owned by a trust for which Ms. Salerno serves as trustee.

SECURITY OWNERSHIP OF MANAGEMENT AND DIRECTORS

The following table sets forth certain information regarding the beneficial ownership of our capital stock as of July 11, 2016, for each Named Executive Officer specified by Item 402 of Regulation S-K (i.e., our CEO, CFO, and three other highest paid officers) and Director of the Company.  Except pursuant to applicable community property laws or as otherwise discussed below, each shareholder identified in the table possesses sole voting and investment power with respect to his or her shares.

Title of Class	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1)
Common Stock
As a Group	Named Executive Officers and Directors	14,344,920	48.4%
As Individuals	Thomas J. Shaw(2)	13,635,642	46.0%
	Michele M. Larios(3)	261,000	<1%
	Douglas W. Cowan(4)	200,000	<1%
	Russell B. Kuhlman(5)	89,450	<1%
	Marco Laterza(6)	60,000	<1%
	Walter O. Bigby, Jr.(7)	55,000	<1%
	Amy Mack(8)	43,828	<1%

(1)           The Percent of Class is calculated for the individuals holding Common Stock by dividing each beneficial owner’s Amount of Beneficial Ownership, as shown in the table above, by the sum of the total outstanding Common Stock (29,649,874 shares) plus that beneficial owner’s stock equivalents (options), if any.  The Percent of Class is calculated for the “As a Group” row by totaling all of the Percent of Class percentages appearing in the chart.

(2)           1,770,000 of the shares are owned by the August 2010 Family Trust but are controlled by Mr. Shaw pursuant to a Voting Agreement.  These shares are permanently controlled by Mr. Shaw until such time as they are sold by the August 2010 Family Trust.  These shares are included in calculating Mr. Shaw’s percentages in the above table.  Mr. Shaw has investment power over 1,000,000 shares of Common Stock as Trustee pursuant to trust agreements for the benefit of family members.  These shares are included in calculating Mr. Shaw’s percentages in the above table.

(3)           250,000 of these shares are acquirable by the exercise of stock options.  1,000 of these shares are owned by Ms. Larios’ children.

(4)           These shares are acquirable by the exercise of stock options.

(5)           43,450 of these shares are acquirable by the exercise of stock options.

(6)           15,000 of these shares are acquirable by the exercise of stock options.

(7)           50,000 of these shares are acquirable by the exercise of stock options.

(8)           These shares are acquirable by the exercise of stock options.

There are no arrangements, the operation of which would result in a change in control of the Company, other than:

1.  Ms. August’s shares (and those owned by the August 2010 Family Trust) shall cease to be controlled by Mr. Shaw under their Voting Agreement upon their sale to a third party; and

2.  Mr. Shaw is able to control 46.0% of the currently outstanding shares of the Common Stock and would control 43.2% of the Common Stock assuming the exercise of all outstanding options and conversion of all outstanding preferred shares.

Certain Relationships and Related Transactions

We believe that all of the transactions set forth below were made on terms no less favorable to us than could have been obtained from unaffiliated third parties.  In accordance with our Audit Committee Charter, the Audit Committee has reviewed and approved all related party transactions.  In particular, the Audit Committee reviews all proposed transactions where the amount involved meets or exceeds $120,000.

In 1995, Thomas J. Shaw, President, Chief Executive Officer, and shareholder holding more than 5% of the outstanding Common Stock, was paid a licensing fee of $500,000 (amortized over 17 years) by us for the exclusive worldwide licensing rights to manufacture, market, sell, and distribute retractable medical safety products.  A royalty of 5% of gross sales of all licensed products sold to customers over the life of the Technology Licensing Agreement is paid.  Of this royalty, Ms. Suzanne August, the former spouse of Mr. Shaw, was entitled to $100,000 per quarter during 2014 and a portion of 2015.  Mr. Shaw received the remainder of this royalty.  A royalty of $2,388,817 and $2,143,477 was paid to Thomas J. Shaw in 2015 and 2014, respectively.  Ms. August received $245,055 and $400,000 in 2015 and 2014.  Royalties of $1,136,520 were paid to Mr. Shaw from January 1, 2016 through July 11, 2016.

On April 5, 2016, Mr. Shaw exercised the remaining portion of his stock option.  The Company issued 1,000,000 shares of Common Stock to him at an exercise price of $0.81 per share (aggregate consideration of $810,000).

COMPENSATION DISCUSSION AND ANALYSIS

The Objectives of Our Compensation Plan

Our executive officer compensation program (the “Compensation Program”) is based on the belief that competitive compensation is essential to attract, retain, motivate, and reward highly qualified and industrious executive officers.  Our Compensation Program is intended to accomplish the following:

attract and retain highly talented and productive executive officers;

provide incentives and rewards for superior performance by the executive officers; and

align the interests of executive officers with the interests of our stockholders.

What the Compensation Program Is Designed to Award

Our Compensation Program is designed to award both superior long-term performance by our executive officers and their loyalty.

Summary of Each Element of Compensation

To achieve these objectives, the Compensation and Benefits Committee has approved an executive officer compensation program that consists of four basic components:

base salary;

short-term incentive compensation in the form of cash bonuses;

periodic long-term incentive compensation in the form of stock options; and

medical, life, and benefit programs (which are generally available to all employees).

Why We Choose to Pay Each Element of Our Compensation Program

Base Salary

We choose to pay a significant component of our compensation in base salary due to the fact that our financial performance is constrained by the anticompetitive activities of Becton, Dickinson and Company (“BD”).  Until such time as we believe that we have access to the market, we believe that it is appropriate to weigh our Compensation Program heavily in favor of base salaries rather than incentive compensation.

Cash Bonuses

From time to time and when our cash reserves allow, we grant cash bonuses in order to reward significant efforts or the accomplishment of short term goals.  The Compensation and Benefits Committee last granted such bonuses in 2010.  Prior to 2010, the last bonuses were granted in 2003.

Long-Term Incentives: Stock Options

Long-term incentives are provided through grants of stock options.  The grants are designed to align the interests of executive officers with those of stockholders and to provide each executive officer with a significant incentive to manage from the perspective of an owner with an equity stake in the Company.

How We Determine the Amount or Formula for Payment in Light of Our Objectives

Executive compensation remains the same until there is a review of such compensation by the Compensation and Benefits Committee.  Compensation, other than that of the Chief Executive Officer, has generally not been reviewed annually.  Under the terms of Mr. Shaw’s employment agreement, his compensation is reviewed annually.

Base Salary

The base salary for each of our executive officers is subjectively determined primarily on the basis of the following factors: experience, individual performance, contribution to our performance, level of responsibility, duties and functions, salary levels in effect for comparable positions within and without our industry, and internal base salary comparability considerations.  However, salaries can also be affected by our long-term needs.

These base salaries are reviewed periodically and may be adjusted based upon the factors discussed in the previous paragraph, as well as upon individual performance during the previous fiscal year, changes in the duties, responsibilities and functions of the executive officer, and general changes in the compensation peer group in which we compete for executive talent.  The relative weight given to each of these factors in the Compensation and Benefits Committee’s recommendation differs from individual to individual, as the Compensation and Benefits Committee deems appropriate.

Executive officer salaries were cut by 10% in 2009, then restored in 2013.  Another 10% reduction occurred in July 2014, but the salaries were generally restored in January 2015.  Executive officers were generally given a one-time payment in December 2014 to offset the 2014 reductions.  However, Steven R. Wisner’s salary was reduced in 2014 by 25% and was not restored and he did not receive an offsetting payment.  Mr. Wisner resigned on May 29, 2015, and was granted a one-time payment in connection therewith.

Mr. Shaw’s Employment Agreement provides that his salary is automatically increased by the percentage increase in the consumer price index (“CPI”) from the previous year.  The Compensation and Benefits Committee decided to increase Mr. Shaw’s salary by the CPI percentage increase ($3,266 or 0.7%) over his 2015 salary for 2016.

Cash Bonuses

The bonuses, when paid, are paid on a discretionary basis as determined by the Compensation and Benefits Committee.  Factors considered by the Compensation and Benefits Committee include personal performance, level of responsibility, and the factors used in determination of base salary as stated above, except with a greater focus on the prior fiscal year.  The Compensation and Benefits Committee also considers our need to retain cash in deciding whether to grant cash bonuses.

Long-Term Incentive: Stock Options

We have issued stock options to our employees from time to time and may do so in the future.  Options are generally granted to regular full-time employees and officers.  Additionally, options are sometimes granted to non-employee Directors and independent contractors.

If stock options are to be issued, Management prepares a proposal to the Compensation and Benefits Committee.  Considerations by Management in its initial proposal in determining a suitable aggregate fair market value of options to be granted include our financial condition, the number of options already outstanding, and the benefit to the non-officer employees.  The proposal includes information relating to the expected expense of such grants to be recognized by us, the approximate number of options to be issued, the number of options currently outstanding, the employees to be included, the amount of stock currently outstanding, and the method under which the options would be awarded.

Once the dollar amount of options to be granted is approved by the Compensation and Benefits Committee, Management begins determining the aggregate number of shares underlying options that can be granted under such approval (based on the fair value of an option for the purchase of one underlying share).  Factors included in the determination of the value of an option grant for the purchase of one share include current market price of the Company’s stock, the proposed exercise price, the proposed expiration date, the volatility of the Company’s stock, and the risk free rate.  We may retain an independent outside consultant to determine such value.  In the past we have utilized the Black-Scholes model as well as the binomial model, but we may use other methods in the future as more appropriate methods are developed.

Management provides the Compensation and Benefits Committee with a proposal regarding option grants to executive officers.  If the recommendation is acceptable, the committee grants the options.  If the committee feels changes are merited, it grants options on its own terms.

With regard to many past grants, after the aggregate number of shares underlying the options to be granted was determined, we allocated the options to our various departments using a factor based on their annual compensation times their performance rating.  The individual employee’s allocation factor was the numerator of a fraction.  The denominator was the department’s sum of all factors (annual compensation times performance ratings of all the eligible employees).  The resulting fraction was multiplied by the stock options to be awarded to determine the employee’s individual portion of the aggregate approved options.  Future grants may be based on the value of contributions to the Company and not necessarily pursuant to any formula.

The allocation may be further reviewed by each department’s management if they believed certain employees were not awarded an appropriate number of options. Management would consider any suggestions.

Each stock option grant to employees allows the employee to acquire shares of Common Stock at a fixed price per share (never less than the closing stock price of the Common Stock on the date of grant) for a fixed period (usually ten years).  With regard to grants prior to 2009, each option generally became exercisable after three years, contingent upon the employee’s continued employment with us.  However, options issued to Officers and Directors pursuant to the 2008 option exchange offer vested immediately for non-employee Directors and after one year for employees (including employee Directors).  Options granted in 2009 and later vested in one year for executive officers and immediately for non-employee Directors.  Accordingly, generally stock option grants will provide a return to the employee only if the employee remains employed by us during the vesting period, and then only if the market price of the underlying Common Stock appreciates.  Future grants may vest over a shorter or longer period.

How Each Compensation Element and Decision Fits Into Overall Compensation Objectives

Our Compensation Program is intended to accomplish the following objectives: 1) attract and retain highly talented and productive executive officers; 2) provide incentives and rewards for superior performance by the executive officers; and 3) align the interests of executive officers with the interests of our stockholders.

We pay the bulk of our compensation in the form of cash compensation due to the fact that competing in an anticompetitive environment means that results will not always be commensurate with performance.  We believe that the performance of our executives has been outstanding.  We believe this is especially true given the anticompetitive environment in which we operate.  Bonuses are granted occasionally to recognize extraordinary performance and/or extraordinary job requirements.  We believe this approach and weighting of compensation elements is necessary to retain our executive talent due to the environment in which we operate.

Periodically, we grant stock options with the intent to provide both an incentive and reward to executive officers for long-term performance and to align the interests of our employees with that of the shareholders.

Shareholder Advisory Votes

This annual meeting will be our shareholders’ second opportunity to advise us with respect to executive compensation by casting an advisory vote on the compensation paid to our named executive officers (“say-on-pay”). An overwhelming majority of the votes cast in 2013 on the say-on-pay proposal were voted in favor of the proposal.  The Compensation and Benefits Committee will continue to take into account the outcome of say-on-pay votes when making compensation decisions for the named executive officers.

Allocation Between Long-Term/Current and Between Cash/Non-Cash Compensation

All of our long-term compensation consists of non-cash compensation in the form of stock options.  We believe that the granting of stock options incentivizes executives to maximize our long-term strengths as well as our stock price.  However, because we are operating in an anticompetitive environment and our stock price has little relationship with our performance, the most significant component of compensation is base salary and not stock options.  Management is incentivized to maximize shareholder value and will be rewarded if they do so.

How Determinations Are Made as to When Awards Are Granted

Generally, option awards to executive officers are granted by the Compensation and Benefits Committee and for others are granted at the discretion of the Board after recommendation of the Compensation and Benefits Committee or on the committee’s own initiative.  No awards are granted if the Compensation and Benefits Committee does not support a recommendation.

Unfortunately, our stock price does not always react as expected to our achievements.  Accordingly, at times, options have been granted to aid in retaining competent and experienced executives without regard to the then current stock price.  However, such options always have exercise prices that are at or above fair market value on the date of grant.

In addition, there is no relationship between the date of grant of options and our possession of material non-public information (i.e., we grant options without regard to whether or not we are in possession of material non-public information).  Furthermore, it is our policy with regard to options that (although the options could be exercised) the underlying shares could not be sold into the market while the executive was in possession of material non-public information.  Accordingly, we believe that there is minimal risk of the executive profiting from such material nonpublic information.

What Specific Items of Corporate Performance Are Taken Into Account in Setting Compensation Policies and Making Compensation Decisions

Cash reserves as well as trends in sales and costs are taken into account when considering the advisability of increasing base salaries or granting cash bonuses.  However, no specific items of corporate performance are taken into account in setting executive compensation due to the fact that we compete in an anticompetitive environment and, therefore, significant achievement or performance is not always correlated with corporate results.  At such times that any of these factors make it inadvisable to increase salaries or grant bonuses, then consideration is given to increasing option awards taking into account the value of prior option awards.

Awards are granted on the basis of historical performance.  Accordingly, there is no discretion to change the awards once granted.

How Compensation Reflects Individual Performance

Executive compensation is not based on the individual’s contribution to specific, quantitative corporate objectives due to the fact that we compete an anticompetitive environment.  However, the individual’s contribution to our performance is determined pursuant to qualitative factors as discussed above under “How We Determine the Amount or Formula for Payment in Light of Our Objectives.”

Factors We Consider in Determining to Change Compensation Materially

We consider our cash position, current liquidity trends, and the short-term and long-term needs for cash reserves when evaluating whether we can change compensation materially at a given time.

On an individual-by-individual basis, we also consider the value of past option compensation, the competitiveness of that individual’s base salary, and that individual’s contribution to our goals.

The Impact of the Accounting and Tax Treatments of Our Types of Compensation

Stock options granted to executives and other employees are expensed for accounting purposes under the Stock Compensation Topic of the Financial Accounting Standards Board Accounting Standards Codification.  We expense all of our option costs as we do the costs of salaries and any periodic bonuses.  Accordingly, the impact of tax treatment of various compensation forms does not impact our compensation decisions.  Stock option expense is not recognized for tax purposes, except in the case of non-qualified stock options.  For non-qualified stock options, the intrinsic value of the option is recognized when the option is exercised.

Our Policy Regarding Stock Ownership and Hedging

We do not have a policy regarding stock ownership by executive officers.  We prohibit certain stock transactions by employees and Directors, including:

1.             Purchases and sales of our stock within a six month period;

2.             Short sales of our stock; and

3.             Transactions in puts, calls, or other derivative securities involving our stock.

Furthermore, employees and Directors are required to pre-clear any hedging transactions.

Benchmarking of Our Compensation Program

In 2003, we hired Trinity Executive Recruiters, Inc. to assist us in providing benchmarks for the salary component of executive compensation by similarly sized companies in similar industries for persons that hold positions which are currently fulfilled by various members of our executive team.  These benchmarks at least support existing executive compensation.

The Role of Our Executives and Directors in Determining Compensation

Management establishes the initial recommendations regarding compensation for all employees, including themselves.  The Compensation and Benefits Committee reviews executive compensation changes.

Compensation Pursuant to Employment Agreement

We have an Employment Agreement with Mr. Thomas J. Shaw (the “Employment Agreement”) which was modified effective January 1, 2008 to avoid adverse tax consequences to Mr. Shaw created by the passage of the American Jobs Creation Act of 2004.  No other executives or Directors are compensated pursuant to employment agreements.

The Employment Agreement provides for an initial period of three years which ended December 31, 2010 and automatically and continuously renews for consecutive two-year periods.  The Employment Agreement is terminable either by us or Mr. Shaw upon 30 days’ written notice or upon Mr. Shaw’s death.

The Employment Agreement provides for an annual salary of at least $416,400 with an annual salary increase equal to no less than the percentage increase in the CPI over the prior year.  The Employment Agreement requires that Mr. Shaw’s salary be reviewed by the Compensation and Benefits Committee annually, which shall

make such increases as it considers appropriate.   Accordingly, the Compensation and Benefits Committee increased his 2016 salary by $3,266 (0.7%) over his 2015 salary in accordance with the percentage increase in the CPI over the prior year.

Under the Employment Agreement, we are obligated to provide certain benefits, including, but not limited to, participation in qualified pension plan and profit-sharing plans, participation in the Company’s Cafeteria Plan and other such insurance benefits provided to other executives, paid vacation, and sick leave.  We are also obligated to furnish him with a cellular telephone and suitable office space as well as reimburse him for any reasonable and necessary out of pocket travel and entertainment expenses incurred by him in carrying out his duties and responsibilities, membership dues to professional organizations, and any business-related seminars and conferences.

Pursuant to the Employment Agreement, we are obligated to indemnify Mr. Shaw for all legal expenses, court costs, and all liabilities incurred in connection with any proceeding involving him by reason of his being an officer, employee, or agent of the Company.  We are further obligated to pay reasonable attorney fees and expenses and court and other costs associated with his defense in the event that, in Mr. Shaw’s sole judgment, he needs to retain counsel or otherwise expend his personal funds for his defense.

Upon his death, Mr. Shaw’s estate shall be entitled to his salary through the date of death, applicable benefits, and reimbursement of expenses.

We have the right to terminate the Employment Agreement if Mr. Shaw incurs a permanent disability during the term of his employment.  A permanent disability means that Mr. Shaw is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company.  Mr. Shaw shall also be deemed to be disabled if he is determined to be totally disabled by the Social Security Administration.  In such event, Mr. Shaw is entitled to his salary through the date of termination, reimbursement of expenses, and salary for a period of 24 months as well as applicable benefits.

Mr. Shaw’s employment may be terminated for cause which is defined to be conviction of a felony which is materially detrimental to the Company, proof, as determined finally by a court of competent jurisdiction of the gross negligence or willful misconduct which is materially detrimental to the Company, or proof, as determined finally by a court of competent jurisdiction, of a breach of a fiduciary duty which is materially detrimental to the Company.  In such event, he shall be entitled to his salary through the date of termination plus reimbursement of expenses.

If Mr. Shaw is terminated without cause and not at his implicit request, Mr. Shaw shall be entitled to his salary through the date of termination, reimbursement of expenses, his salary for 24 months, as well as applicable benefits.

If Mr. Shaw resigns (other than because of a change in control), he is entitled to his salary through the date of termination, reimbursement of expenses, salary for 90 days, and applicable benefits.

Mr. Shaw has the right under this agreement to resign in the event that there is a change in control.  A “Change of Control” shall be deemed to have occurred on either of the following dates: (i) the date any one person (other than Mr. Shaw), or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 30% or more of the total possible voting power of the stock of the Company (assuming the immediate conversion of all then outstanding convertible preferred stock) or (ii) the date a majority of members of the Board of Directors is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board of Directors before the date of the appointment or election.  Mr. Shaw further has the right to resign if there is a change in ownership.  A change in ownership is defined to have occurred on the date that any one person (other than Mr. Shaw) or more than one person acting as a group acquires ownership of the Company’s stock that, together with the stock previously held by such person or group, constitutes more than 50% of the total fair market value or total voting power (assuming the immediate conversion of all then outstanding convertible preferred stock) of the Company.  In such event Mr. Shaw is entitled to salary through the date of termination, salary for 24 months, reimbursement of expenses, and applicable benefits.

Mr. Shaw’s commitment to the Company may not be construed as preventing him from participating in other businesses or from investing his personal assets as may require occasional or incidental time in the management, conservation, and protection of such investments provided such investments or businesses cannot be construed as being competitive or in conflict with the business of the Company.

Mr. Shaw has agreed to a one-year non-compete, not to hire or attempt to hire employees for one year, and not make known our customers or accounts or to call on or solicit our accounts or customers in the event of termination of his employment for one year unless the termination is without cause or pursuant to a change of control or ownership.

The following Summary Compensation Table sets forth the total compensation paid or accrued by us over the past three fiscal years to, or for the account of, the principal executive officer, the principal financial officer, and the three highest paid additional executive officers:

SUMMARY COMPENSATION TABLE FOR 2013-2015
Name and Principal Position	Year	Salary ($)		All Other Compensation ($)		Total ($)
Thomas J. Shaw	2013	420,280		—		420,280
President and CEO	2014	464,454	(1)	—		464,454
(principal executive officer)	2015	484,506		—		484,506

Michele M. Larios	2013	320,683		—		320,683
Vice President,	2014	351,346	(1)	—		351,346
General Counsel	2015	363,462		—		363,462

Douglas W. Cowan	2013	265,462		—		265,462
Vice President, CFO	2014	291,115	(1)	—		291,115
(principal financial officer, principal accounting officer)	2015	301,154		—		301,154

Russell B. Kuhlman	2013	143,429		—		143,429
Vice President, Sales Development	2014	146,117	(1)	112,600	(2)	258,717
	2015	151,351		—		151,351

Steven R. Wisner(3)	2013	265,462		—		265,462
Former Executive Vice President,	2014	248,173		—		248,173
Engineering and Production	2015	129,373		150,000	(4)	279,373

(1)           The following amounts included in the Salary column for 2014 represent nonrecurring payments made to offset salary reductions: for Thomas J. Shaw, $23,143; for Michele M. Larios, $17,500; for Douglas W. Cowan, $14,500; and for Russell B. Kuhlman, $7,069.

(2)           This amount is the result of Mr. Kuhlman’s gain on exercising a portion of his stock option for 45,000 shares of Common Stock.  This gain had no effect on our financial statements.  The expense related to the stock options was recognized in previous years.

(3)           Mr. Wisner resigned on May 29, 2015, and was granted a one-time payment in connection therewith.  Mr. Wisner qualifies as a named executive officer only by virtue of Item 402(a)(3)(iv) of Regulation S-K.

(4)           This amount represents a one-time payment in connection with Mr. Wisner’s resignation.

Narrative Disclosure to Summary Compensation Table

Please see Compensation Pursuant to Employment Agreement above and POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL below for terms of our only employment agreement in effect.

Salary represents 100% of total compensation for 2015 for all Named Executive Officers except Mr. Wisner.  Mr. Wisner’s salary was 46% of his total compensation for 2015.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following Outstanding Equity Awards at Fiscal Year-End Table sets forth information regarding unexercised options held by the principal executive officer, the principal financial officer, and the three highest paid additional executive officers as of December 31, 2015.

OUTSTANDING EQUITY AWARDS AT 2015 FISCAL YEAR END
	Option Awards

Name	Number of Securities Underlying Unexercised Options Exercisable	Option Exercise Price ($)	Option Expiration Date
Thomas J. Shaw	1,000,000	0.81	7-15-19
President, CEO
(principal executive officer)

Michele M. Larios	97,050	1.30	11-18-18
Vice President,	152,950	0.81	7-15-19
General Counsel

Douglas W. Cowan	102,000	1.30	11-18-18
Vice President, CFO	98,000	0.81	7-15-19
(principal financial officer, principal accounting officer)

Russell B. Kuhlman	43,450	1.30	11-18-18
Vice President, Sales Development

Steven R. Wisner	9,791	1.30	11-18-18
Former Executive Vice President,
Engineering and Production

OPTION EXERCISES

The following table sets forth information concerning the exercise of stock options during the last completed fiscal year for each of the named executive officers.

OPTION EXERCISES FOR 2015

	Option awards
Name	Number of shares acquired on exercise	Value realized on exercise

Steven R. Wisner	23,500	$74,965
Former Executive Vice President,	90,909	$232,727
Engineering and Production

Mr. Wisner exercised a stock option for the purchase of 23,500 shares with an exercise price of $0.81 per share on June 1, 2015, a date on which the Company’s stock price closed at $4.00 per share.  Mr. Wisner exercised a stock option for the purchase of 90,909 shares with an exercise price of $1.30 per shares on June 16, 2015, a date on which the Company’s stock price closed at $3.86 per share.

PENSION BENEFITS

We do not have a pension plan other than the 401(k) plan which is available to all employees on the first day of the month after 90 days of service.

401(k) Plan

We implemented an employee savings and retirement plan (the “401(k) Plan”) in 2005 that is intended to be a tax-qualified plan covering substantially all employees.  Under the terms of the 401(k) Plan, employees may elect to contribute up to 88% of their compensation, or the statutory prescribed limit, if less.  We may, at our discretion, match employee contributions.  We suspended matching contributions beginning August 1, 2009 until further notice.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Steven R. Wisner was granted a one-time payment of $150,000 in connection with his resignation.  This payment was negotiated contemporaneously with his resignation.  Other than the information set forth below for Mr. Shaw, no other Named Executive Officer has a contract in place for termination or change in control payments.

The following table identifies the types and amounts of payments that shall be made to Thomas J. Shaw, our CEO, in the event of a termination of his employment or a change in control per his Employment Agreement.  Such payments shall be made by us and shall be one-time, lump sum payments except as indicated below.  In 2015, no other contract existed for payments upon termination or change in control.

SUMMARY OF PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

ASSUMING OCCURRENCE AS OF DECEMBER 31, 2015(1)

Payment Triggering Event	Salary Through Trigger Event Date(2)	Amounts Owed Under Benefit Plans(3)	Reimbursement of Expenses	Undiscounted Salary For a Period of 24 Months	Payment Equal to 90 Days’ Salary	Value of Payments(4)
Death	x	x	x	—	—	—

Disability	x	x	x	933,122	—	933,122

Termination With Cause	x	—	x	—	—	—

Termination Without Cause	x	x	x	933,122	—	933,122

Resignation (Other Than After a Change in Control)	x	x	x	—	116,640	116,640

Resignation (After a Change in Control)	x	x	x	933,122	—	933,122

(1)           The above payments would be paid under Mr. Shaw’s agreement at certain times.  Any payments arising as a result of disability or resignation would be paid no sooner than six months and one day from the termination date but no later than seven months from the termination date.  Any payments arising as a result of death would be paid no later than the 90th day following the death.  Payments arising as a result of termination with cause or termination without cause would be paid no later than the 30th day following the date of termination, except that any amount due in excess of an amount equal to the lesser of: i) two times annual compensation or ii) two times the limit on compensation under section 401(17) of the Internal Revenue Code of 1986 shall be paid no earlier than six months and one day after the date of termination but in no event later than seven months after the date of termination.  Under Mr. Shaw’s agreement, Mr. Shaw has agreed to a one-year non-compete, not to hire or attempt to hire employees for one year, and not make known our customers or accounts or to call on or solicit our accounts or customers in the event of termination of his employment for one year unless the termination is without cause or pursuant to a change of control.  However, it is not clear that the above payments are conditioned on the performance of these contractual obligations.

(2)           Mr. Shaw is paid every two weeks.  Therefore, the maximum value for this column in the event the triggering event took place immediately prior to a scheduled payment date is two weeks’ salary ($17,945).

(3)           Mr. Shaw participates in our benefit plans which do not discriminate in scope, terms, or operation in favor of executive officers.  Such plans are generally available to all salaried employees.  Accordingly, the value of such payments is not included in the “Value of Payments” column.

(4)           This value does not include payments under our benefit plans for reasons set forth in footnote 3 above.  In addition, this value assumes that the triggering event occurred on December 31, 2015.  Authorized payments under the Employment Agreement are also capped to one dollar less than the amount that would cause Mr. Shaw to be the recipient of a parachute payment under Section 280G(b) of the Internal Revenue Code.

COMPENSATION OF DIRECTORS

The following table identifies the types and amounts of compensation earned by our current and former Directors (with the exception of those that are named Executive Officers as described in footnote 1 to the table) in the last Fiscal Year:

DIRECTOR COMPENSATION TABLE FOR 2015

Name(1)	Fees Earned or Paid in Cash ($)	Total ($)
Marco Laterza	$2,500	$2,500
Amy Mack	$2,500	$2,500
Clarence Zierhut, former Director	$—	$—
Walter O. Bigby, Jr.	$2,500	$2,500

(1)           Thomas J. Shaw, Douglas W. Cowan, and Steven Wisner are Named Executive Officers who were also Directors in 2015.  Their compensation is reflected in the Summary Compensation and other tables presented earlier.

Narrative Explanation of Director Compensation Table for 2015

In 2015, we paid each non-employee Director a fee of $500 per meeting and reimbursed travel expenses, if airfare, hotel, and other reasonable travel-related expenses were incurred to attend Board meetings.  We do not pay any additional amounts for committee participation or special assignment.

Generally, employee Directors are compensated on an at-will basis as discussed in the COMPENSATION DISCUSSION AND ANALYSIS.  However, one employee, Mr. Thomas J. Shaw, our President and CEO, is compensated pursuant to an Employment Agreement.  Please see “Compensation Pursuant to Employment Agreement”, set forth above for an in depth summary of the terms of such agreement.

Compensation Committee Interlocks and Insider Participation

The Compensation and Benefits Committee is currently composed of Walter O. Bigby, Jr., Amy Mack, and Marco Laterza.  Each of these members of this committee is an independent Board member and none have ever been employees of the Company.  Clarence Zierhut served on the Compensation and Benefits Committee until his resignation on February 2, 2015.

There are no interlocking Directors or executive officers between us and any other company.  Accordingly, none of our executive officers or Directors served as a Director or executive officer for another entity whose executive officers or Directors served on our Board of Directors.

COMPENSATION POLICIES AND PRACTICES AS THEY RELATE TO RISK MANAGEMENT

We do not believe that risk-taking incentives are created by our compensation policies.  We do not have business units.  We believe that our compensation expense is a reasonable percentage of revenues overall.  We have not set specific performance criteria for the award of bonuses.  Salaries and bonuses, if any, are awarded based on skill, experience, and our overall revenues.  Non-cash awards to employees are made periodically in the form of stock options, which we believe align the employees’ interests with those of stockholders.  We review our compensation policies and practices as they relate to risk management objectives if compensation amounts are materially amended or if our risk profile changes.  No changes to our compensation policies and practices have been implemented as a result of changes to our risk profile.

PROPOSAL 2

ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), as well as Section 14A of the Securities Exchange Act of 1934 and the rules promulgated thereunder, we are providing you with the opportunity to cast a non-binding advisory vote on a resolution to approve the compensation of our named executive officers as disclosed in this proxy statement (the “Say-on-Pay Resolution”).  This vote is not intended to address any specific element of compensation, but instead is intended to address the overall compensation of the named executive officers as disclosed in this proxy statement.

The Board and its Compensation and Benefits Committee believe the compensation of our named executive officers for 2015 is reasonable and appropriate.  As described in greater detail above in the COMPENSATION DISCUSSION AND ANALYSIS, our compensation policies reflect our belief that the anti-competitive environment in which we operate means that results will not always be commensurate with performance.  We believe that the performance of our executives has been outstanding.  You are encouraged to read the entirety of the COMPENSATION DISCUSSION AND ANALYSIS section of this proxy statement for more detail about our compensation policies.

Effect of the Proposal

Pursuant to the provisions of the Dodd-Frank Act and the rules of the SEC, the vote on the Say-on-Pay Resolution set forth below (i) is advisory and is therefore not binding on the Company, the Board, or the Compensation and Benefits Committee; (ii) is not to be construed as overruling any decisions of the Company, the Board, or the Compensation and Benefits Committee; and (iii) does not create or imply any additional fiduciary duties or changes to fiduciary duties of the Company, the Board, or the Compensation and Benefits Committee.  The Board believes that it and its Compensation and Benefits Committee are in the best position to consider the extensive information that, from time to time, should be taken into consideration in determining named executive officer compensation.  Nonetheless, the Company, the Board, and the Compensation and Benefits Committee value your opinions and will take into consideration the outcome of this vote as part of their future deliberations regarding named executive officer compensation.

Text of the Resolution to be Adopted

“RESOLVED, that the Shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s proxy statement for the 2016 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables, and any related narrative disclosures.”

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL REGARDING AN ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION.

ACCOUNTING MATTERS

CF & Co., LLP announced that, effective June 30, 2016, all of its partners and staff have joined Moss Adams LLP.  The Company’s Audit Committee has engaged Moss Adams LLP to serve as the Company’s independent registered public accounting firm effective June 30, 2016.  A representative of Moss Adams LLP will attend the Annual Meeting and will have the opportunity to make a statement if he or she so desires.  The Moss Adams LLP representative will be available to respond to appropriate shareholder questions at that time.

AUDIT FEES

The aggregate fees billed by CF & Co., LLP for professional services rendered for the audit of our annual financial statements for 2015 and 2014 and the reviews of the financial statements included in our Forms 10-Q were $189,000 in each year.  These are services normally provided by the accountant in connection with statutory and regulatory filings for those fiscal years.

AUDIT RELATED FEES

The aggregate fees billed by CF & Co., LLP for professional services rendered for the audit of our 401(k) plan for 2015 and 2014 were $13,000 in each year.  Audit-related fees for Form S-8 were $1,800 in 2015.

TAX FEES

The aggregate fees billed by CF & Co., LLP for preparation of federal and state income tax returns and tax consulting costs related to notices from taxing authorities for 2015 and 2014 were $102,429 and $209,429, respectively.  2015 and 2014 fees also include consultation on state sales tax matters and preparation of certain sales tax returns.

PRE-APPROVAL POLICIES AND PROCEDURES

The engagement of CF & Co., LLP, and, later, the engagement of Moss Adams LLP, were entered into pursuant to the approval policies and procedures of the Audit Committee.  Before CF & Co., LLP or Moss Adams LLP were engaged to render services, the engagement was approved by the Audit Committee.  The engagements for audit and tax services were detailed separately.  The Audit Committee implemented its approval procedures, i.e., they were not delegated to any other party.  All of the services provided were pre-approved by the Audit Committee.

DELIVERY OF SINGLE OR MULTIPLE SETS OF DOCUMENTS TO ONE HOUSEHOLD

We have adopted a procedure approved by the SEC called “householding.”  Under this procedure, certain shareholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our annual report and proxy statement, unless one or more of these shareholders notifies us that they would like to receive individual copies.  This reduces our printing costs and postage fees.  Shareholders who participate in householding will continue to receive separate proxy cards.

If you and other shareholders of record with whom you share an address currently receive multiple copies of our annual report and/or proxy statement, and you would like to receive only a single copy of the annual report or proxy statement for your household, please contact Douglas W. Cowan at 511 Lobo Lane, Little Elm, Texas 75068, (888) 806-2626.

If you participate in householding and would like to receive a separate copy of our annual report or this proxy statement, please contact us in the manner described in the immediately preceding paragraph.  We will deliver the requested documents to you promptly upon receipt of your request.

ANNUAL REPORT ON FORM 10-K

The Company will provide, without charge, to each person solicited, upon the written or oral request of any such person, a copy of our annual report on Form 10-K for the most recent fiscal year, including the financial statements and the financial statement schedules (as well as exhibits).  Such requests should be submitted to Mr. Douglas W. Cowan, Vice President and Chief Financial Officer, at 511 Lobo Lane, Little Elm, Texas 75068-5295, (888) 806-2626.

SHAREHOLDER PROPOSALS FOR PRESENTATION AT THE 2017 ANNUAL MEETING

Proposals by shareholders (other than director nominations) that are submitted for inclusion in our proxy statement for our 2017 Annual Meeting must follow the procedures set forth in Rule 14a-8 under the Securities Exchange Act of 1934 and our bylaws.  To be timely under Rule 14a-8, they must be received by our Corporate Secretary, Michele Larios, at 511 Lobo Lane, Little Elm, Texas 75068-5295, by March 31, 2017.

If a shareholder does not submit a proposal for inclusion in our proxy statement, but does wish to propose an item of business to be considered at the annual meeting of shareholders (other than director nominations), that shareholder must give advance written notice of such proposal to our Corporate Secretary at least 45 days prior to the anniversary of the mailing date of the most recent annual meeting.  For our 2017 Annual Meeting, notice must be given by June 14, 2017, and must comply with certain other requirements contained in our bylaws, as well as all applicable statutes and regulations. Proposals received after this date will be considered untimely and may not, in the Board of Directors discretion, be addressed at the next annual meeting.

We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these requirements.

DIRECTOR NOMINATIONS TO BE CONSIDERED BY THE BOARD IN 2017

A shareholder may nominate a person, on their own initiative, for consideration for recommendation by the Board to the shareholders in our Proxy Statement for the 2017 annual meeting.  Such notice must be received by March 31, 2017 and must set forth:

1.             The name and address of the shareholder making the nomination and of the person to be nominated;

2.             A representation that the shareholder is a holder of record of Common Stock of the Company entitled to vote at such meeting (specifying the number of shares beneficially held) and intends to appear in person or by proxy at the meeting;

3.             A description of all arrangements or understandings between the shareholder and the nominee and any other person or persons (naming such person or persons) pursuant to which the nomination is being made by the shareholder and any material interest of the shareholder in making the nomination;

4.             Such other information regarding the nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the then current proxy rules of the SEC; and

5.             The consent of the nominee to serve as a Director if so recommended by the Board and duly elected at the annual meeting by the shareholders.

We evaluate Director nominees recommended by shareholders in the same manner in which we evaluate other Director nominees.  Please see “CORPORATE GOVERNANCE-NOMINATING COMMITTEE-Director Nomination Policies” for a description of the consideration given to shareholder recommended nominees.

Appendix A

FORM OF PROXY CARD

RETRACTABLE TECHNOLOGIES, INC. 511 LOBO LANE

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

LITTLE ELM, TX 75068-5295

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Retractable Technologies, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS.
DETACH AND RETURN THIS PORTION ONLY.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

RETRACTABLE TECHNOLOGIES, INC.	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL” IN THE ELECTION OF CLASS 2 DIRECTORS	☐	☐	☐
Vote on Directors
1. ELECTION OF THREE CLASS 2 DIRECTORS: Nominees: 01) Thomas J. Shaw 02) Douglas W. Cowan 03) Walter O Bigby, Jr.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING PROPOSAL				For	Against	Abstain

2. ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION				☐	☐	☐

3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING

The undersigned hereby revokes all previous proxies related to the shares covered hereby and confirms all their said proxies and their substitutes may do by virtue hereof.

PLEASE SIGN, DATE, AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

(NOTE: Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such.  Joint owners should each sign personally.  If a corporation, please sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name by authorized person.)

For address changes and/or comments, please check this box and write them on the back where indicated.			☐

It is understood that, when properly executed, the shares represented by this proxy will be voted in the manner directed herein by the undersigned shareholder.  WHERE NO CHOICE IS SPECIFIED BY THE SHAREHOLDER, THE PROXY WILL BE VOTED “FOR ALL” IN THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.  IF THE PROXY IS EXECUTED IN SUCH A MANNER SO AS NOT TO WITHHOLD AUTHORITY TO VOTE FOR THE ELECTION OF ANY NOMINEE, IT SHALL BE DEEMED TO GRANT AUTHORITY TO VOTE FOR SUCH NOMINEE.

Please indicate if you plan to attend this meeting.	☐	☐
	Yes	No

To obtain information about voting in person, please call the Company at (888) 806-2626.

Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)	Date

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ANNUAL MEETING OF SHAREHOLDERS OF

RETRACTABLE TECHNOLOGIES, INC.

SEPTEMBER 9, 2016

COMMON STOCK

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The proxy materials including the Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.

PROXY FOR COMMON STOCK
RETRACTABLE TECHNOLOGIES, INC.
511 Lobo Lane
Little Elm, Texas 75068-5295

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Shareholders of Retractable Technologies, Inc. (the “Company”) to be held on September 9, 2016, at 10:00 a.m., Central time, at the Little Elm Town Hall located at 100 West Eldorado Parkway, Little Elm, Texas 75068 (the “Annual Meeting”), and the Proxy Statement in connection therewith, and appoints Thomas J. Shaw and Douglas W. Cowan, and each of them, individually, as the lawful agents and proxies of the undersigned (with all powers the undersigned would possess if personally present, including full power of substitution), and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all the shares of Common Stock of the Company held of record by the undersigned as of the close of business on July 11, 2016, at the Annual Meeting or any adjournment or postponement thereof.

At the Annual Meeting, the following matters proposed by the Company’s Board of Directors will be voted on by the holders of Common Stock:

1. Election of Three Class 2 Directors 2. Advisory Vote to Approve Executive Compensation

The matters to be voted on are not related to or conditioned on the approval of other matters.

Address Changes/Comments: __________________________________________________________________
_____________________________________________________________________________________________

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Continued and to be signed on the reverse side)

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